PIMCO FUNDS:  PACIFIC INVESTMENT MANAGEMENT SERIES
77D
BOARD MEETING

MAY 16, 2000

c.   Changes to Portfolio Managers and Investment Guidelines

Please refer to the enclosed memorandum from PIMCO discussing changes to portfolio managers and proposed changes to investment guidelines.

1, that the duration guideline for the PIMCO New York Intermediate
Municipal Bond Fund be changed from 3-7 years to 3-12 years, and that the name of the Fund be changed to the "PIMCO New York Municipal Bond Fund"; and

The Funds adopted the following non-fundamental investment restriction on investment in illiquid securities:

(A) A Fund may not invest more than 15% of the net assets of a Fund (10% in the case of the Money Market Fund) (taken at market value at the time of the investment) in "illiquid securities," illiquid securities being defined to include securities subject to legal or contractual restrictions on resale (which may include private placements), repurchase agreements maturing in more than seven days, certain loan participation interests, fixed time deposits which are not subject to prepayment or provide for withdrawal penalties upon prepayment (other than overnight deposits), certain options traded over the counter that a Fund has purchased, securities or other liquid assets being used to cover such options a Fund has written, securities for which market quotations are not readily available, or other securities which legally or in PIMCO's opinion may be deemed illiquid (other than securities issued pursuant to Rule 144A under the Securities Act of 1933 and certain commercial paper that PIMCO has determined to be liquid under procedures approved by the Board of Trustees); and

FURTHER RESOLVED, that all of the Funds adopt the following non-fundamental investment restriction on purchasing securities on margin:
(B)	A Fund may not purchase securities on margin, except for use of short-term credit necessary for clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with covered transactions in options, futures, options on futures and short positions; and FURTHER RESOLVED, that all of the Funds adopt the following non-fundamental investment restriction on investment in interest only, principal only, or inverse floating rate securities:
 (C)	A Fund may not invest more than 5% of the assets of a Fund (taken at market value at the time of investment) in any combination of interest only, principal only, or inverse floating rate securities; and
FURTHER RESOLVED, that the Global Bond Fund II adopt the following non-fundamental investment restriction on purchasing and selling commodities or commodities contracts:
(F) 	The Global Bond Fund II may not purchase or sell commodities or commodities contracts or oil, gas or mineral programs. This restriction shall not prohibit the Fund, subject to restrictions described in the Prospectuses and the Statement of Additional Information, from purchasing, selling or entering into futures contracts, options on futures contracts, foreign currency forward contracts, foreign currency options, or any interest rate, securities-related or foreign currency-related hedging instrument, including swap agreements and other derivative instruments, subject to compliance with any applicable provisions of the federal securities or commodities laws; and
FURTHER RESOLVED, that the following non-fundamental investment restriction applicable to the Global Bond Fund II regarding the purchase and sale of options is hereby repealed:
(G)	for the Global Bond Fund II, write (sell) or purchase options except that the Fund may (a) write covered call options or covered put options on securities that it is eligible to purchase (and on stock indices) and enter into closing purchase transactions with respect to such options, and (b) in combination therewith, or separately, purchase put and call options on securities it is eligible to purchase; provided that the premiums paid by the Fund on all outstanding options it has purchased do not exceed 5% of its total assets (The Fund may enter into closing sale transactions with respect to options it has purchased.)